EXHIBIT 10.9

MEGA BRIDGE INC. TO BE KNOWN AS

HYPGEN INC.

CONSULTING AGREEMENT

THIS AGREEMENT, dated this 28th day of JUNE 2017, is made by and between MEGA BRIDGE., a Nevada Corporation with primary place of business at 501 Madison Avenue 14th Floor. New York, NY 10022 (the “Company”), and Rafferty Finance S.A. / Pasea Estate, Road Town, Tortola, British Virgin Islands, (the “CONSULTANT”).

In consideration of the mutual covenants herein contained and of the mutual benefits herein provided, the Company and the CONSULTANT agree as follows:

1. Representations and Warranties.

The CONSULTANT represents and warrants to the Company that the CONSULTANT is not bound by any restrictive covenants and has no prior or other obligations or commitments of any kind that would in any way prevent, restrict, hinder or interfere with the CONSULTANT’s acceptance of continued engagement or the performance of all duties and services to the fullest extent of the CONSULTANT’s ability and knowledge. The CONSULTANT agrees to indemnify and hold the Company harmless for any liability the Company may incur as the result of the existence of any such covenants, obligations or commitments.

2. Term of Consultancy.

The Company will engage the CONSULTANT for a term commencing on Jun 28th, 2017 and continuing until the date which is 2 years after the date (the “$1M Financing Date”) which the Company has received a minimum of $1,000,000 in gross proceeds from equity financings (the “$1M Financing”) after the date hereof (the “Initial Term”), and the CONSULTANT accepts agreement by the Company on the terms and conditions set forth below.

3. Duties and Functions.

The CONSULTANT shall, among other things, oversee, direct and manage all aspects investor & public or media relations, corporate finance as well as strategic planning, subordinate leadership, and operations of the Company. The CONSULTANT shall report directly to the Company’s CEO and /or Board of Directors (the “Board”). The CONSULTANT agrees to perform such modified, different or additional duties as may, from time to time, be assigned by the Board. At the CONSULTANT’s discretion, the CONSULTANT may perform his duties under this Agreement at an office provided by the Company or elsewhere. The Consultant is currently a Director & CEO. Upon execution of this agreement the Consultant shall resign as CEO, and resign as a director and CFO effective June 30, 2017. Consultant shall not have any authority to execute and agreements or expend or access any Company funds or accounts without approval of the Chief Executive Officer.

4. Compensation.

(a) Fees: As compensation for his services, the Company agrees to pay the CONSULTANT a non- refundable payment of $50,000 upon the signing of this agreement. The $50,000 is deemed earned as of the date of this Agreement regardless of the services performed by Consultant or earlier termination of this Agreement. Effective after the $1M Financing Date, the Consultant shall also receive a base fee at the rate of $64,800, payable on a monthly basis ($5,400 per month), initial first payment effective 30 days after the $1M Financing Date and thereafter every 15th day of every month. In the event the Company is unable to pay the CONSULTANT monthly, the fees shall accrue without interest.

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(b) Bonus: The CONSULTANT’s monthly base fee shall immediately increase to $13,500 upon the Company’s successful completion of a capital raise of at least $5 million U.S. dollars ($5,000,000).

(c) Equity: Upon the commencement of his engagement with the Company, the CONSULTANT shall be granted either in its individual name or the CONSULTANT’s designated entity, trust and/or holding company shares of the Company that will equal 5,000,000, shares of the Company’s common stock. At all times during the term of this Agreement prior to the $5M Financing Date, except with respect to the Excepted Issuances (as defined below), if the Company issues any shares of Company common stock, the CONSULTANT shall be granted additional shares of the Company’s common stock in an amount equal to 4.99% of the amount of the shares of Company common stock issued by the Company. These additional shares shall be issued prior to end of each quarter. In addition, upon the Company’s successful completion of a capital raise of or exceeding 5 million U.S. dollars ($5,000,000)(the “$5M Financing Date”), then the CONSULTANT shall no longer be entitled to receive additional shares of the Company. The CONSULTANT shall not receive any additional shares of the Company’s common stock in the event of the Company’s issuance of the following securities (the “Excepted Issuances”): (i) shares of Company common stock in connection with a debt or equity financing; (ii) shares of common stock reserved under the Company’s equity incentive/stock option plan; (iii) shares of common stock to be issued to Rich Pharmaceuticals, Inc.; (iv) shares of common stock to be issued in connection with the acquisition of intellectual property or other assets; or (v) the shares, warrants and shares to be issued upon exercise of the warrants and conversion of the convertible notes described in the Assignment Agreement dated June 19, 2017 between the Company and Richard L. Chang’s Holdings, LLC. Unless otherwise agreed in writing by both the Company and the Consultant, at no time will the Consultant own more than 4.99% of the Common Stock outstanding of the Company (the “Beneficial Ownership Limitation”). Upon the written or oral request of Consultant, the Company shall within twenty-four (24) hours confirm orally and in writing to the Consultant the number of shares of Common Stock then outstanding.

In addition, the CONSULTANT shall be issued a warrant to acquire 10,000,000 shares of the Company at an exercise price of $0.25. The warrants shall have a five-year term and anti-dilution protection.

(d) Other Expenses: In addition to the compensation provided for above, the Company agrees to pay or to reimburse the CONSULTANT during his engagement for all travel, reasonable, ordinary and necessary, properly documented and client-related business or entertainment expenses incurred in the performance of his services hereunder in accordance with Company policy in effect, on a monthly basis provided the following expenses must pre-approved in writing by the Company’s CEO: (i) any single expense exceeding $7,500; (ii) any expenses that exceed $10,000 per month; or (iii) any expenses that exceed $30,000 in a six month period. The CONSULTANT shall submit invoices and receipts on a monthly basis for all expenses for which reimbursement is sought. The CONSULTANT shall be granted business class tickets for all flights to Europe, Asia or flights of over 5 hours flight time.

5. Indemnification, Legal Expenses.

The Company and CONSULTANT understand that the CONSULTANT and any and all costs, including legal fees, incurred by the CONSULTANT in his capacity legally performing his duties as a consultant will be indemnified and reimbursed by the Company.

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6. Termination.

(a) Voluntary Termination By CONSULTANT. Notwithstanding the foregoing, the CONSULTANT may terminate the relationship at any time for any reason by giving the Company at least sixty (60) days’ written notice. The Company, at its election, may (i) require the CONSULTANT to continue to perform his duties hereunder for the full notice period, or (ii) terminate the CONSULTANT at any time during such notice period, provided that any such termination shall not be deemed to be a Termination Without Cause of the CONSULTANT by the Company.

(b) Termination By Company For Cause. Notwithstanding the foregoing, the Company may terminate the CONSULTANT under this Agreement for cause at any time during the Agreement Term, upon providing the CONSULTANT with written notice of the Termination For Cause. If the CONSULTANT is terminated for cause, the CONSULTANT will not be entitled to and shall not receive any compensation or benefits of any type following the effective date of termination, although all compensation accrued prior thereto shall remain the CONSULTANT’s (including the shares granted in this Agreement). As used in this Agreement, the term “Cause” shall include, without limitation: dishonesty; fraud; serious dereliction of duty; criminal activity; acts of moral turpitude; conviction of a felony, plea of guilty or nolo contendere to a felony charge or any criminal act involving moral turpitude.

(c) Termination By Company Without Cause. Upon thirty (60) days’ written notice, the Company may terminate the CONSULTANT without cause. If the CONSULTANT’s engagement is terminated by the Company without cause at any time after the $1M Financing Date, the CONSULTANT shall continue to receive his base fee and any bonus payments for a period of six (6) months from the effective date of termination.

The compensation to be paid or provided under this Section 5(c) are referred to herein as the “Termination Compensation.” The CONSULTANT shall not be entitled to any Termination Compensation unless: (i) the CONSULTANT complies with all surviving provisions of any non- competition agreement, non-solicitation agreement, confidentiality agreement or inventions assignment agreement that he signed, and (ii) the CONSULTANT executes and delivers to the Company after a notice of termination a release in form and substance acceptable to the Company, by which the CONSULTANT releases the Company from any obligations and liabilities of any type whatsoever under this Agreement, except for the Company’s obligations with respect to the Termination Compensation, and that release shall not affect the CONSULTANT’s right to indemnification, if any, for actions taken within the scope of his engagement. Notwithstanding anything herein, no Termination Compensation shall be paid or otherwise provided until all applicable revocation periods have fully expired, and the mutual release becomes fully and finally enforceable. The parties hereto acknowledge that the Termination Compensation to be provided under this Section 5(c) is in consideration for CONSULTANT’s release.

(d) Termination for CONSULTANT’s Permanent Disability. To the extent permissible under applicable law, in the event the CONSULTANT becomes permanently disabled during the term of this Agreement with the Company, the Company may terminate the CONSULTANT’s under this Agreement by giving thirty (30) days’ notice to the CONSULTANT of its intent to terminate his engagement, and unless the CONSULTANT resumes performance of the duties set forth in Paragraph 3 within five (5) days of the date of the notice and continues performance for the remainder of the notice period, the CONSULTANT shall terminate at the end of the thirty (30)-day period. The CONSULTANT will not be entitled to and shall not receive any compensation or benefits of any type following the effective date of termination except as available under any disability policy covering the CONSULTANT as of his termination date. “Permanently disabled” for the purposes of this Agreement means the CONSULTANT’s inability, due to physical or mental ill health, to perform the essential functions of his job, with or without a reasonable accommodation, for the period of six (6) months during any one engagement year.

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(e) Termination Due to CONSULTANT’s Death. The CONSULTANT’s engagement under this Agreement will terminate immediately upon his death and the Company shall not have any further liability or obligations to the CONSULTANT’s estate, his executors, heirs, assigns or any other person claiming under or through his estate, except that CONSULTANT’s estate shall receive any accrued but unpaid compensation or bonuses and any life insurance benefits to be paid pursuant to the CONSULTANT’s beneficiary designation and shall have the right to exercise the options granted under this Agreement.

(f) Expiration of the Agreement and its Effect on Termination Compensation. If the Agreement expires at the end of the Initial Term or any renewal term after proper advance notice by either party of its/his intent not to renew, the Agreement shall expire, and the CONSULTANT shall not be entitled to any Termination Compensation of any kind, except as required by law.

7. Company Property.

All correspondence, records, documents, software, promotional materials, and other Company property, including all copies, which come into the CONSULTANT’s possession by, through or in the course his engagement, regardless of the source and whether created by the CONSULTANT, are the sole and exclusive property of the Company, and immediately upon the termination of the CONSULTANT’s engagement, with or without cause, or at any time on the Company’s request, the CONSULTANT shall return to the Company all such property of the Company, without retaining any copies, summaries or excerpts of any kind or in any format whatsoever.

8. Non-Competition/Non-Solicitation:

(a) The CONSULTANT agrees and acknowledges that, in connection with his engagement with the Company, he will be provided with access to and become familiar with confidential and proprietary information and trade secrets belonging to the Company. In consideration of his engagement with the Company pursuant to this Agreement and for other good and valuable consideration, the receipt of which is hereby acknowledged, the CONSULTANT agrees that, while he is engaged by the Company and for a one (1) year period after the termination of his engagement, with or without cause, he shall not, either on his own behalf or on behalf of any third party, except on behalf of the Company, directly or indirectly, engage in any of the following activities.

(1) Other than through his ownership of stock of the Company, directly or indirectly, own, manage, operate, join, control, or participate in the ownership, management, operation control, or be connected as proprietor, partners, stockholder, officer, director, principal, agent, representative, joint venturer, investor, lender, consultant or otherwise with, or use or permit his name to be used in connection with, any business or enterprise engaged directly or indirectly in competition with the business conducted by the Company, at any time during such period, The foregoing restriction shall not be construed to prohibit the CONSULTANT’s ownership of not more than one percent (1%) of any class of securities of any corporation that is engaged in any of the foregoing businesses having a class of securities registered pursuant to the Securities Exchange Act of 1934, as amended; or

(2) Attempt in any manner to solicit from any client or customer of the Company at the time of the CONSULTANT’s termination, business of the type performed by the Company or to persuade any client of the Company to cease to do business or to reduce the amount of business which any such client has customarily done or actively contemplates doing with the Company; or

(3) Recruit, solicit or induce, or attempt to induce, any employee or employees of the Company or its affiliates to terminate their employment with, or otherwise cease their relationship with the Company or its affiliates.

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(b) The parties acknowledge and agree that the restrictions placed upon the CONSULTANT herein are reasonable and necessary to protect the Company’s legitimate interests. The CONSULTANT further acknowledges that, based upon his education, experience, and training, this non-compete provision will not prevent him from earning a livelihood and supporting himself and his family during the relevant time period.

(c) If any restriction set forth in this Section 7 is found by any court of competent jurisdiction to be unenforceable as overbroad, it shall be reformed and interpreted to extend over the maximum period of time, range of activities or geographic areas as to which it may be enforceable.

(d) The provisions of this Section 7 shall survive termination or expiration of this Agreement.

9. Protection of Confidential Information.

The CONSULTANT agrees that all information, whether or not in writing, relating to the business, technical or financial affairs of the Company and that is generally understood in the industry as being confidential and/or proprietary information is the sole and exclusive property of the Company. The CONSULTANT agrees to hold in a fiduciary capacity for the sole benefit of the Company all secret, confidential or proprietary information, knowledge, data, or trade secret (“Confidential Information”) relating to the Company or any of its affiliates or their respective clients, which Confidential Information shall have been obtained during his engagement with the Company. This Confidential Information shall include, but not be limited to, information regarding the Company’s trade secrets, inventions, patent, trademark and copyright applications, cost and pricing data, customer and supplier lists, specifications, financial data, schematics and prototypes. The CONSULTANT agrees that he will not, at any time, either during the Term of this Agreement or after its termination, disclose to anyone any Confidential Information, or utilize such Confidential Information for his own benefit, or for the benefit of third parties without written approval by an officer of the Company. The CONSULTANT further agrees that all memoranda, notes, records, data, schematics, sketches, computer programs, prototypes or written, photographic, magnetic or other documents or tangible objects compiled by him or made available to him during the Term of his engagement concerning the business of the Company and/or its clients, including any copies of such materials, shall be the sole and exclusive property of the Company and shall be delivered to the Company on the termination of his engagement, or at any other time upon the Company’s request.

10. Injunctive Relief.

The CONSULTANT understands that, in the event he breaches this Agreement, the Company may suffer irreparable harm and will, therefore, be entitled to injunctive relief without the posting of a bond or other guarantee, to enforce this Agreement. This provision is not a waiver of any other rights that the Company may have under this Agreement, including the right to recover attorneys’ fees and costs to cover the expenses it incurs in seeking to enforce this Agreement, as well as to any other remedies available to it, including money damages.

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11. Binding Agreement.

This Agreement shall be binding upon and inure to the benefit of the parties hereto, their heirs, personal representatives, successors and assigns. In the event the Company is acquired, is a non-surviving party in a merger, or transfers substantially all of its assets, this Agreement shall not be terminated and the transferee or surviving company shall be bound by the provisions of this Agreement. The parties understand that the obligations of the CONSULTANT are personal and may not be assigned by him. This Agreement can only be modified if mutually agreeable and in writing executed by both parties.

12. Nonassignability.

This Agreement and all rights, liabilities and obligations hereunder will be binding upon and inure to the benefit of each party’s successors, but neither party will assign, transfer or subcontract this Agreement or any of its obligations hereunder without the other party’s express, prior written consent.

13. Severability.

In the event that any term or provision of this Agreement is held invalid, void or unenforceable, then the remainder of this Agreement will not be affected, impaired or invalidated, and each such term and provision of this Agreement will be valid and enforceable to the fullest extent permitted by law.

14. Governing Law.

Regardless of the place of execution or performance, this Agreement and any related indemnification and confidentiality agreements between the parties will be deemed made in California. All actions arising hereunder or in connection herewith will fall under the exclusive jurisdiction and venue of the American Arbitration Association located in Los Angeles, CA and each of the parties hereto hereby agrees to the personal jurisdiction and venue of said arbitrator. The parties hereto agree to service of process by certified mail or receipted courier. Any right to trial by jury with respect to any claim or proceeding related to or arising out of this engagement, or any transaction or conduct in connection herewith, is waived.

15.. Advisory Services.

Consultant is not a registered broker-dealer, attorney, accountant, negotiator, or financial advisor to the Company. Consultant will not make any recommendations about the Services and the Company will seek its own professional advice with respect to the Services. All payments made hereunder are nonrefundable. \

16. Notices.

All notices, requests and demands hereunder will be in writing and will be deemed to have been duly given (a) upon personal delivery, (b) five (5) days after being mailed by registered or certified mail, return receipt requested, (c) one (1) business day after being sent by email, or (c) one (1) business day after being sent by nationally recognized overnight courier.

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17. Independent Contractor.

The parties expressly intend and agree that Consultant is acting as an independent contractor of Company and is not providing the services under the direction or control of the Company. Nothing contained in this Agreement shall be deemed to create a partnership, joint venture or agency or employer/employee relationship between the parties, nor does it grant either party any authority to assume or create any obligation on behalf of or in the name of the other. The Consultant has no authority to obligate or bind the Company by contract or otherwise. The Consultant will not be eligible for any employee benefits, and the Company will not make deductions from the Consultant’s fees for taxes (except as otherwise required by applicable law or regulation). Any taxes imposed on the Consultant due to the services performed hereunder will be the sole responsibility of the Consultant. Consultant shall have the sole responsibility for ensuring that it complies with all laws in the performance of the services, and all tax payment and reporting obligations of the United States and the country, state and city in which Consultant resides.

[Signature Page Follows]

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IN WITNESS WHEREOF, the undersigned have executed this Agreement as of the date first above written.

CONSULTANT

By:
Title:	Director

MEGA BRIDGE INC. (to be known as HYPGEN INC.)

By:
Name:	ANTONIO TREMINIO.
Title:	CEO

MEGA BRIDGE INC. (to be knon as HYPGEN INC.)

David E. Price, Secretary, Corp.
MEGA BRIDGE, Inc. (to be known as Mega Bridge Inc.)

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